Exhibit 99.27(d)(8)

                        Survivor Premium Protector Rider



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                        SURVIVOR PREMIUM PROTECTOR RIDER


This rider is part of the policy to which it is attached. Except as stated in this rider, it is subject to all of the provisions contained in the policy. This rider is effective as of the Rider Date.

POLICY NUMBER:                      [2000000]

COVERED INSURED:                    [John M. Phoenix]

RIDER DATE:                         [January 10, 2002]

RIDER EXPIRY DATE:                  [January 10, 2012]

SPECIFIED ANNUAL AMOUNT:            [$6,000.00]

INITIAL MONTHLY RIDER CHARGE:       [$1.00]


                                   DEFINITIONS

SPECIFIED ANNUAL AMOUNT
The Specified Annual Amount is the maximum amount payable under this rider during a policy year and is shown above.

SPECIFIED MONTHLY AMOUNT
The Specified Monthly Amount equals the Specified Annual Amount shown above divided by 12.


                                     GENERAL

RIDER BENEFIT DESCRIPTION
Subject to the terms stated in this rider, upon receipt at Our Home Office of due proof of the death of the Covered Insured listed above prior to the Rider Expiry Date, We will credit the policy with the Specified Monthly Amount on each Monthly Calculation Day until the later of the Rider Expiry Date or three years from the date of death. To the extent that the Specified Monthly Amount to be credited exceeds the premium amounts allowed to be paid under the policy due to the total premium limit, such excess that would otherwise be credited will be paid in cash to the owner of the policy.

CONDITIONS FOR RECEIVING RIDER BENEFIT
In order for benefits to be provided under this rider, the Covered Insured must die prior to the Rider Expiry Date shown above and while this rider is in force. In addition, the death of the Covered Insured must occur prior to the death of the other Insured covered under the Basic Policy.

Benefits under this rider terminate upon the earliest of:

      1. the Rider Expiry Date; or if death occurs prior to the Rider Expiry Date, three years from the Covered Insured's date of death; whichever is later;

      2.   the second death; and

      3.   the date the Basic Policy terminates.

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EXCLUSION IF DEATH BY SUICIDE
If within two years from the Rider Date and while this rider is in effect the Covered Insured dies by suicide, whether sane or insane, the rider will terminate and We will refund the monthly rider charges assessed for coverage provided under this rider.

LIMIT ON OUR RIGHT TO CONTEST THIS RIDER
We cannot contest the validity of this rider, except for failure to pay premiums, after it has been in effect during the lifetime of the Covered Insured for two years from the Rider Date.

ADJUSTMENT IF AGE OR SEX OF COVERED INSURED MISSTATED
If the age or sex of the Covered Insured has been misstated, the Specified Monthly Amount will be limited to the amount that would have been provided for the correct age and sex for the monthly deduction assessed for this rider.

MONTHLY RIDER CHARGES
The monthly rider charge for coverage under this rider is included in and part of the monthly deduction for the policy. It is deducted on each Monthly Calculation Day until coverage under this rider terminates or the date of the Covered Insured's death, whichever is earlier. The Initial Monthly Rider Charge is shown above. Future monthly charges will vary and generally increase.

TERMINATION OF THIS RIDER
The rider will terminate on the earliest of:

      1. the Rider Expiry Date; or if death occurs prior to the Rider Expiry Date, three years from the Covered Insured's date of death; whichever is later;

      2.   termination of the Basic Policy;

      3. if an Insured other than the Covered Insured under this rider dies; and

      4. Our receipt of Your Written Request to cancel this rider accompanied by the policy for change or endorsement within 31 days of a premium due date.




                         PHL Variable Insurance Company

                             /s/ Robert W. Fiondella
                           --------------------------
                              Robert W. Fiondella

              Chairperson of the Board and Chief Executive Officer

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